Issuer Free Writing Prospectus dated March 19, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 18, 2025

Registration No. 333-285363

SMART FARMING SERVICE PROVIDER MARCH 2025 Proposed NASDAQ Symbol: PFAI Free Writing Prospectus Issuer Free Writing Prospectus dated March 17, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 17, 2025 Registration No. 333 - 285363

Disclaimer and Forward - Looking Statements This presentation has been prepared by Pinnacle Food Group Limited (“Pinnacle Food Group Limited” or the “Company”) solely for information purposes. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company’s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company’s business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC’s website at www.sec.gov. Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. This presentation may contain additional trademarks, service marks and trade names of others. Such trademarks, service marks and trade names are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply an endorsement or sponsorship of us by any other person. This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date. This presentation contains statements that constitute forward - looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning. Such forward - looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward - looking statements as a result of various factors and assumptions, many of which are beyond the Company’s control. By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although it is believed that there is a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that the actual results of operation, financial condition and liquidity, and the development of the industries in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factor” section of the preliminary prospectus contained in the registration statement on Form F - 1 initially filed with the SEC on March 17, 2025, as amended thereafter. The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward - looking statements to reflect future events or circumstances. By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company. For further information, please contact Craft Capital Management at skiront@craftcm.com. Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Offering Summary PINNACLE FOOD GROUP LIMITED Issuer Nasdaq: PFAI Proposed Exchange Ticker IPO Offering Type 1,350,000 Class A common shares or up to 1,552,500 Class A common shares if the over - allotment option is fully exercised by the Underwriter Securities Offered 2,205,000 Class A common shares and 7,695,000 Class B common shares Pre - Offering Shares Outstanding 3,555,000 Class A common shares and 7,695,000 Class B common shares assuming no exercise of Underwriter’s over - allotment option; 3,757,500 Class A common shares and 7,695,000 Class B common shares assuming full exercise of Underwriter’s over - allotment option Post - Offering Shares Outstanding US$4.00 to 5.00 per share Offering Price Range US$6 to 6.75 million assuming no exercise of Underwriter’s over - allotment option; US$6.21 to US$7.76 million assuming full exercise of Underwriter’s over - allotment option Estimated Gross Proceeds Approximately 40% for expanding the functionality and capabilities of our hydroponic growing systems; Approximately 30% for development and expansion of our business network; Approximately 30% for working capital and other general corporate purposes Use of Proceeds Six (6) months for Directors and Officers and holder(s) of 5% or more of the Class A common shares Lock - up Craft Capital Management LLC Underwriter

Who We Are Based in Vancouver, Canada, Pinnacle Food Group Limited sells smart hydroponic growing systems and technical support services to individual households , community groups , and urban farms . We offer both tailored hardware solutions and data - driven support , allowing our users to optimize their smart farming productivity.

What is Hydroponics? Hydroponics is a method of growing plants without soil, where the roots are submerged in a nutrient - rich water solution . Advantages over traditional farming include : • Plants can be grown anywhere year - round • Four to six times higher crop yields than conventional farmland • Faster growing times • Saves up to 90% in water use • No need for crop rotation • Plants can be placed together and stacked vertically • Materials can be reused Source: Treftz, C., H. Kratsch, and S. Omaye. Hydroponics: A Brief Guide to Growing Food without Soil. University of Nevada, Reno, College of Agriculture, Biotechnology & Natural Resources, n.d. Source: Survival Jane. (2022, August 11). Hydroponic gardening for beginners. Survival Jack. https://survivaljack.com/2022/08/hydroponic - gardening - for - beginners/

Company History Pinnacle Food Inc. (“Pinnacle Canada”) began operation in Ginseng business Began focusing on smart farming services • Issued 950,000 Class A common shares to seven non - U.S. investors for $1,000,000 • Issued 400,000 Class A common shares to two non - U.S. investors for $800,000 • Completed “beta version” PFAI Model R Urban Farm Filed F - 1 Registration Statement 2016 2022 • Began offering hydroponic growing systems and tech support • Completed Household and Community growing systems • Pinnacle Food Group Limited (“Pinnacle Cayman”) incorporated in Cayman Islands 2023 2024 2025

Products and Services PFAI Model S | For Households • Single growing basket. • Equipment can provide desired color and brightness of LED light and lighting time. • Circulating water pump ensures concentration of nutrient solution remains balanced. • Currently sold in Canada and New Zealand. • Comes with FaaS Lite Service Package through our distributors in Q2 2025.

Products and Services PFAI Model M | For Households • Intelligent hydroponic system with several planting shelves for growing variety of vegetables year - round. • Currently being sold in Canada and New Zealand. • Comes with FaaS Plus service package, available through our distributors in Q2 2025.

PFAI Model A | For Community Groups • Modular, scalable, and configurable hydroponic growing system. • Sensors monitoring growing environment to ensure optimal vegetable growth. • Mobile app allows user monitoring and adjustment of planting environment. • Currently sold in Canada. • Comes with FaaS Pro service package. • Includes on - site customer service and mobile app allowing customers to monitor planting status. Products and Services

PFAI Model R | For Urban Farms • For customers focused on large - scale, commercial agricultural production. • Available for sale by end of 2025. • Comes with FaaS Enterprise service package, mobile app, and customized consulting and design plan. Products and Services (AI generated images)

Our Smart Technology As opposed to traditional greenhouses which rely on manual intervention, some of our growing systems utilize sensors to collect environmental data for: • Light • Temperature • Humidity • pH value • Nutrient solution concentration (EC) We transmit this information to our data center, where it is analyzed to determine the growth process of the vegetables and then promptly transmits planting status to users through our mobile app.

Sales & Marketing Targeting Three Primary Markets Households • Easy to excute • Relatively low cost • Offered through distributors in Canada and New Zealand. Community Groups • Valuable data produced • More precise recommendations to customers. • Marketed through direct online promotion and offline services. Urban Farms • Large - scale, commercially - oriented production • Expected to have sales late 2025 • Marketed through direct online promotion and offline services.

Industry Overview Dimensions Market Research, 2024 Global Hydroponics $66.6 Billion Estimated by 2033 Global hydroponics market size will be valued at $17.3 billion in 2024, and grow at CAGR of 16.2% to reach $66.6 billion by 2033. Growing population, need to increase crop yield in countries where arable land and water are at a premium, AI - powered monitoring systems all expected to fuel growth. 1 The Business Research Company, 2025 Fresh Produce Demand 13.7% CAGR Estimated between 2024 to 2029 Consumers’ food security concerns, demand for fresh produce, will drive global hydroponics market from $15.57 billion in 2024 to $28.95 billion in 2029, a CAGR of 13.7%. 2 Straits Research Report, 2024 Market Growth 20%+ CAGR Estimated between 2024 to 2032 Between 2024 and 2032, global hydroponics market will grow at CAGR of over 20 percent. Growth driven by hydroponic systems’ ability to control soilborne infections and produce better crop yields. 3 1 https://dimensionmarketresearch.com/report/hydroponics - market/ | 2 https://www.thebusinessresearchcompany.com/report/hydroponics - global - market - report 3 https://straitsresearch.com/report/hydroponics - market

Financial Highlights June 30, 2023 June 30, 2024 US$ US$ 104,173 718,831 Revenue (37,481) (300,215) Net Income (Loss) (0.00) (0.03) Net Income (Loss) per share 8,550,000 9,269,505 Weighted Average Common Shares Outstanding Dec. 31, 2022 Dec. 31, 2023 US$ US$ 177,326 2,100,819 Revenue (205,158) 917,687 Net Income (loss) (0.02) 0.11 Net Income (loss) per share 8,550,000 8,550,000 Weighted Average Common Shares Outstanding For the Year ended Dec. 31, 2023 and 2022: For the Six months ended June 30, 2024 and 2023: (Unaudited)

Financial Highlights As of Dec. 31, 2023 and 2022: As of June 30, 2024 and Dec. 31, 2023: Dec. 31, 2023 June 30, 2024 US$ US$ 3,816,606 4,649,921 Total assets 3,260,187 3,408,576 Total liabilities 2,267,503 2,191,130 Subsidiary’s preferred shares subject to redemption (1,711,084) (949,785) Total stockholder’s equity (deficit) 3,816,606 4,649,921 Total liabilities, subsidiary’s preferred shares subject to redemption and stockholders’ equity Dec. 31, 2022 Dec. 31, 2023 US$ US$ 133,287 3,816,606 Total assets 501,840 3,260,187 Total liabilities 2,214,265 2,267,503 Subsidiary’s preferred shares subject to redemption (2,582,818) (1,711,084) Total stockholders’ equity (deficit) 133,287 3,816,606 Total liabilities, subsidiary’s preferred shares subject to redemption and stockholders’ equity (Unaudited)

Future Growth Strategies Increase Marketing Promotion Efforts Add Distributors In New Countries Expanding the functionality and capabilities of our hydroponic growing systems Invest In Social Media Campaigns To Broaden Brand Presence

Founder and Chairwoman Li Xia Du • Worked for People’s Bank of China for 15 years • Bachelor’s degree in Agricultural Electrification from Hebei Agricultural University • Senior Executive Leadership Program, Harvard University

Management Team Jiulong You Chief Executive Officer Wencai Pan Chief Financial Officer Xuesong Pang Chief Data Officer Cuihang Yu Chief Operating Officer 10 years experience in business management Bachelor’s degree in Psychology from University of British Columbia 20 years experience in corporate finance Passed CPA exams in the US and China, CFA Charterholder Master degree in Professional Accountancy from Univ. of Utah 30 years experience in telecommunication and data management Bachelor’s degree in Radio Technology, Tianjin Univ. of Technology in China 10 years experience in operation and management Diploma in automotive service technician from Vancouver Community College

Board of Directors Yunhao Chen, Ph.D Independent Director Lin Chen Independent Director Yinglu Qi Independent Director 20 years experience in accounting and finance Used to be CFO of two Nasdaq - listed companies Ph.D. in Accounting, MBA in Finance & MIS from Univ. of Minnesota 30 years experience in pharmacy research and management Bachelor’s degree in information management, Peking Univ. in China 20 years experience in investment and Management Studied accounting at Shijiazhuang Television Univ. in China

Investment Considerations Subscription service revenue Geographic expansion Wide range of customers Both comprehensive hardware and customized data - driven solutions Rapid growth industry Asset light business model

Thank You! MARCH 2025 Issuer: Pinnacle Food Group Limited 600 837 West Hastings Street Vancouver BC V6C 2X1 Canada +1 604 727 7204 www.pinnaclefoodinc.com wilson@pinnaclefoodinc.com Underwriter: Craft Capital Management LLC 377 Oak St., Lower Concourse Garden City, NY 11530 +1 516 833 1325 www.craftcm.com skiront@craftcm.com